EX.13(a)(4)

Change in Independent Public Accountant

On July 20, 2022, the Audit Committee of the Board of Trustees of Investment Managers Series Trust II (the “Trust”) selected Tait, Weller & Baker LLP (“TWB”) as the AXS Alternative Growth Fund, the AXS Chesapeake Strategy Fund, the AXS Multi-Strategy Alternatives Fund, the AXS Sustainable Income Fund, the AXS Thomson Reuters Private Equity Return Tracker Fund, and the AXS Thomson Reuters Venture Capital Return Tracker Fund’s (each a “Fund” collectively, the “Funds”) independent registered public accounting firm for the fiscal year ended September 30, 2022.

Previously, RSM US LLP (“RSM”) served as the independent registered public accounting firm to the Funds. RSM issued audit opinions on the following Funds’ financial statements for the periods denoted in the table below:

Fund	Reporting Period
AXS Alternative Growth Fund	Fiscal year ended September 30, 2021, For the period July 1, 2020 through September 30, 2020 and fiscal year ended June 30, 2020.
AXS Chesapeake Strategy Fund	Fiscal years ended September 30, 2021 and September 30, 2020.
AXS Multi-Strategy Alternatives Fund	Fiscal year ended September 30, 2021, For the period May 1, 2020 through September 30, 2020 and fiscal year ended April 30, 2020.
AXS Sustainable Income Fund	For the period October 17, 2020 through September 30, 2021.
AXS Thomson Reuters Private Equity Return Tracker Fund	Fiscal year ended September 30, 2021.
AXS Thomson Reuters Venture Capital Return Tracker Fund	Fiscal year ended September 30, 2021.

RSM’s opinions on the above Funds’ audited financial statements for the periods denoted in the table above, did not contain any adverse opinions or any disclaimer of opinions, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the Funds’ fiscal periods ended September 30, 2021 and September 30, 2020 and the subsequent interim period through July 20, 2022, (i) there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds’ financial statements for such period; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K.

During the Funds’ fiscal periods ended September 30, 2021 and September 30, 2020 and the subsequent interim period through July 20, 2022, neither the Funds, nor anyone on their behalf, consulted with TWB on items which; (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of said Item 304). The selection of TWB does not reflect any disagreements with or dissatisfaction by the Funds' or the Trust’s Board of Trustees with the performance of the Funds' prior independent registered public accounting firm, RSM.

December 9, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read AXS Alternative Growth Fund, AXS Chesapeake Strategy Fund, AXS Multi-Strategy Alternatives Fund, AXS Sustainable Income Fund, AXS Thomson Reuters Private Equity Return Tracker Fund and AXS Thomson Reuters Venture Capital Return Tracker Fund’s statements included under Item 13(a)(4) of their Form N-CSR filed on December 9, 2022 and we agree with such statements concerning our firm made in paragraph two and in the associated table, and paragraphs three and four. We have no basis to agree or disagree with the statements in paragraph one and five of Exhibit 13(a)(4).

Sincerely,

/s/ RSM US LLP